September  25,  1998


Securities  and  Exchange  Commission
450  Fifth  Street,  N.W.
Washington,  D.C.  20549

Gentlemen:

As independent auditors for Worldwide Petromoly, Inc. for the year ended June 30, 1998, we have endeavored, with the full cooperation of the Company, to obtain the necessary information to meet the filing requirements of Form 10-KSB, both as to form and timeliness. Due principally to the lateness of our retention as auditors for the year, we will not have sufficient time to complete our examination by the September 28, 1998 required filing date of the Company's Form 10-KSB.


Very  truly  yours,



/S/ Jackson  &  Rhodes  P.C.
    Jackson  &  Rhodes  P.C.



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